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EXHIBIT 5.1

[Skadden, Arps, Slate, Meagher & Flom LLP letterhead]

August    , 2003

Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089

  Re:    Yahoo! Inc.
              Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Yahoo! Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act") up to 50,290,312 shares ("Shares") of common stock, par value $0.001 per share, of the Company, together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company issuable pursuant to the Rights Agreement (the "Rights Agreement") dated as of March 15, 2001 between the Company and Equiserve Trust Company, N.A., as Rights Agent (together, the "Common Stock"), issuable upon consummation of the merger of July 2003 Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Company ("Merger Sub") with and into Overture Services, Inc., a Delaware corporation ("Overture") or the merger of Overture with and into Merger Sub (the "Merger") pursuant to the terms of the Agreement and Plan of Merger, by and among the Company, Merger Sub and Overture, dated as of July 14, 2003 (the "Merger Agreement").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) an executed copy of the Merger Agreement; (iii) the Rights Agreement; (iv) a specimen certificate representing the Shares; (v) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware, as amended to date and currently in effect; (vi) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect; and (vii) certain resolutions of the Board of Directors of the Company, dated July 13, 2003, relating to the issuance of the Shares and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the General Corporation Law of the State of Delaware in connection with the transactions contemplated herein. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

        Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

        Based upon and subject to the foregoing, we are of the opinion that upon (i) receipt of the requisite stockholder vote and the consummation of the Merger pursuant to the Merger Agreement and (ii) issuance of the Shares and delivery of the certificates representing the Shares in the form of the specimen certificate examined by us, manually signed by an authorized officer of the transfer agent and registrar of the Common Stock in the manner contemplated in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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  EXHIBIT 5.1